Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-134689) pertaining to the iGATE Corporation 2006 Stock Incentive Plan, of our reports dated March 14, 2012, with respect to the consolidated financial statements of Patni Computer Systems Limited for the period from January 1, 2011 through May 15, 2011 (predecessor) and for the period from May 16, 2011 through December 31, 2011 (successor) and the effectiveness of internal control over financial reporting of Patni Computer Systems Limited included in its Annual Report on Form 20-F filed with the Securities and Exchange Commission for the year ended December 31, 2011.

/s/ Ernst & Young Associates LLP

Gurgaon

February 13, 2014